Employment Agreement

dated as of 04 January 2022

by and between

Krystal Biotech Switzerland GmbH
Baarerstrasse 14
2nd floor
6300 Zug
Switzerland

(the **Company**)

and

Laurent Goux
[redacted]

(the **Employee**)

(each a **Party**, and together the **Parties**)

Recitals

The Company, which is a subsidiary of Krystal Biotech, Inc., a Delaware Corporation (**Parent**), hereby employs and appoints the Employee as Senior Vice President and General Manager Europe.

The Employee's responsibilities shall be those commonly associated with the Employee's position and those duties periodically assigned to the Employee by the Company, including but not limited to, any ideas that would benefit the Company.

The Employee reports directly to Andy Orth, Chief Commercial Officer of Parent. The Company reserves the right to change the reporting relationship at any time according to operational circumstances.

The Employment Agreement and the employment relationship created thereby (the **Employment**) are conditional on the grant of all necessary residence and/or work permits for Switzerland by the competent authorities (or the employee being a Swiss national).

1. Term of Employment

The employment period shall begin on 01/01/2022 or such other date as may be mutually agreed (the **Start Date**). No probation period applies.

This Employment Agreement is concluded for an indefinite period of time. It will be terminated without further notice at the end of the month during which the Employee reaches the statutory retirement age.

Either Party may terminate the Employment by giving three months' notice at the end of a calendar month.

The Employment Agreement can further at any time be immediately terminated for cause pursuant to Article 337 of the Swiss Code of Obligations (**CO**).

2. Place of Work

The place of work shall be Zug, Switzerland. The Employee is aware of and accepts that he may be required to travel frequently.

3. Working Time

The usual working time is 40 hours per week (corresponding to a 100% employment).

The Employee shall dedicate full working capacity to the Company. He shall devote as much time to the performance of his duties hereunder as shall be necessary. Overtime work performed by the Employee is fully compensated by the salary as set forth under Article 4.1.

4. Compensation and Benefits

4.1 Salary

The Employee will be paid a gross fixed annual salary of CHF 350,000. The annual salary will be paid in twelve monthly installments by bank transfer at the end of each calendar month, generally on the 25th day of each month.

4.2 Bonus

In addition to the salary, the Employee may be granted a variable annual bonus with a target of 35% of the gross fixed annual salary. The bonus is based upon the performance of Parent (75%) and the Employee's individual performance (25%).

For the bonus payable in 2022, the relevant period for performance calculation starts on 15 September 2021 and ends on 31 December 2021. As from bonus payable 2023, the relevant period shall be as follows: 1 January through 31 December. The targets for performance of Parent will be communicated annually by the Company no later than on March 31 of the current year.

If a bonus is granted, it will be paid by bank transfer approximately 3 months after the end of the financial year of Parent.

The payment of the bonus requires employment in good standing at the time of payment of the bonus.

4.3 Health Insurance allowance

Basic health insurance is compulsory for everybody living in Switzerland. The Employee is required to make adequate provision for the insurance of medical treatment, doctors and hospitalisation for himself and any dependants. The Company will contribute CHF 250 per month each for the Employee and for his spouse. This will be paid through the monthly payroll and be reported on the Employee's annual salary statement.

4.4 Car allowance

The Company will provide the Employee with an annual car allowance of CHF 20,000 (gross) in total per year, paid in 12 equal monthly instalments through the payroll. This allowance will be listed on the salary statement.

4.5 Deductions

The Company will deduct from the Employee's gross annual salary, the allowances for car and health insurance as well as from the bonus, if any, the applicable Employee contributions, respectively premiums to social security schemes (AHV / IV, EO, ALV), the premiums for the pension fund (BVG) as well as the applicable taxes, if any, payable by the Employee in accordance with the respective laws and regulations.

5. Expenses

Necessary expenses for business purposes will be reimbursed to the Employee against submission of the relevant receipts.

The Employee is responsible for exercising sound judgement in spending and ensuring all expenses are necessary, reasonable, customary, and appropriate for business needs. The Employee is further responsible for saving all receipts or alternative supporting documentation. Receipts or supporting documentation is required for expenses to be considered reimbursable.

Until the Company has incorporated its own Travel and Expense Policy, the Parent's Travel and Expense Policy (as amended from time to time) shall serve as a guideline what expenses are deemed reasonable.

6. Sickness and Accidents

The Employee is insured under a daily sickness benefits insurance (KTG) against loss of income resulting in case of sickness, replacing the Company's respective statutory obligation. The commencement, duration and extent of insurance coverage as well as the benefits are according to the insurance policy. During a waiting period (if any), the Company shall pay 100% of the salary, but in no event after the expiration of the employment relationship. The premiums for the daily sickness benefits insurance shall be borne by the Company.

The Employee is insured against occupational and non-occupational accidents and against occupational diseases in accordance with the statutory provisions. The premiums for the mandatory accident insurance shall be borne by the Company. An additional accident insurance is applicable in order to increase coverage above the maximum salary statutorily insured. The premiums for the additional accident insurance shall be borne by the Company.

If the Employee is unable to attend work due to sickness or accident or any other reason, he must immediately notify the Company indicating the reason for being absent at that time and the likely duration of the absence. He must keep the Company informed as to the continuation and likely duration of the absence. If the Employee is unable to work due to illness or an accident, which exceeds three working days, a medical certificate from the Employee's doctor must be provided to the Company. In any event, the Company has the right to request a medical certificate already from the first day of absence and I or have the Employee examined by a doctor of the Company's choice and shall bear such expense.

7. Vacation

The Employee is entitled to 25 days of paid vacation per calendar year. Vacation will be taken at times mutually agreed by the Employee and the Company.

Vacation should be taken during the calendar year, but no later than by April of the following year.

In case of commencement / termination of this Employment Agreement during the year, the Employee is entitled to a *pro rata vacation.*

8. Duty of Care and Loyalty

The Employee shall at any time diligently and carefully perform the work assigned to him and shall safeguard the interests of the Company. The Employee shall observe in good faith the applicable statutory and contractual provisions, as well as the directives and specific instructions given to him by the Company. The Employee is expected to invest his entire work to the benefit of the Company and to refrain from any activities which could have an adverse effect on or conflict with the Company's or its affiliates' interests or the Employee's performance.

In case of any conflict between personal and the Company's or its affiliates' interests, the Employee undertakes to observe the Company's interest, in particular with respect to the exercise of a public office.

In particular, the Employee agrees that he will:

- directly or indirectly advise, serve as a president, member of the Board of Directors, employee, agent etc. or perform duties for another firm, person, company or another organization (against payment or without payment) only after having been granted the prior written permission of the Company;
- not accept any payments, gifts, loans or other benefits in connection with his services under this Employment Agreement, except for usual complementary gifts of low value at the end of the year or at closing of a project;
- not proceed to private investments or build up business relations on his behalf and for own account which may compromise the interests of the Company and its affiliates.

The Employee shall use work facilities, work equipment and work material diligently and economically. The Employee is liable for any violation of his duty of care.

9. Confidentiality Covenant

During the Employment and after its termination, the Employee shall neither communicate to third parties nor make use of any confidential information which he is made aware of during the course of the performance of his function within the Company. Confidential information shall comprise anything for which it cannot be shown that it was already known to the public at the relevant point in time, particularly information about any kind of know-how (e.g., inventions, developments, data collections, procedures and concepts, business relationships and clients) which is relevant for the Company, its affiliates or for persons who stand in relation or cooperate with them.

10. Return of Property

Immediately upon request but in no case later than at the date on which the Employment is terminated, the Employee shall – without any request from the Company – return to the Company all work products related to the Company or its affiliates and the like regardless of the form in which they exist (including computer files, source codes and documentation).

The Employee further acknowledges that it shall be strictly forbidden to make any records or copies of such work products, of products and documents pertaining to the Company or its affiliates, of contracts and correspondence for his private use or purposes unrelated to the performance of this Employment Agreement.

11. Pension Fund

The pension fund and the Employee's contributions thereto are governed by the applicable regulations of the Company's pension fund institution.

12. Data Protection

The Company processes personal data pertaining to the Employee in accordance with and all applicable data protection laws. The Employee agrees that the Company may transfer to its affiliated companies or any other third party (including, but not limited to, service providers, courts, and public authorities) in Switzerland and I or abroad the Employee's data for processing purposes, as far as such transfer is required in connection with the Employment, the execution of the Employment Agreement, the performance of any obligations resulting from the Employment, the Company's work organization or otherwise required by Swiss law or the laws of any other relevant jurisdiction. Affiliated companies or third parties are obliged to respect the Employee's privacy to the same extent as the Company itself.

If the level of data protection in a country is considered inadequate by Swiss standards, the Company will ensure, by means of an agreement or otherwise, that the Employee's personal data is protected in accordance with the standards of Swiss law at all times. The Company shall further ensure that the Employee's personal data is secured against unauthorized access by appropriate technical and organizational measures if a data transfer is contemplated.

13. Intellectual Property Rights

All work products including invention and designs, along with the associated intellectual property rights (patents, trademarks, patterns, models, etc.) produced by the Employee alone or in collaboration with others in the course of his work for the Company and in performance of his duties and responsibilities belong to the Company, whether or not they may be protected. Any compensation for this purpose is included in the salary agreed with the Employee.

By written agreement, the Company may reserve the right to acquire any work product including invention and designs, along with the associated intellectual property rights (patents, trademarks, patterns, models, etc.) produced by the Employee in the course of his work for the Company but not in performance of his duties and responsibilities.

An Employee who produces an invention or design covered by the preceding paragraph must notify the Company thereof in writing; the Company must inform the Employee within six months if it wishes to acquire the invention or design or release it to the Employee.

Where it is not released to the Employee, the Company must pay him separate, appropriate remuneration to be determined with due regard to all pertinent circumstances and in particular the economic value of the invention or design, the degree to which the Company contributed, any reliance on other staff and on the Company's facilities, the expenses incurred by the Employee and his position in the company, in accordance with Article 332 para. 4 CO.

The Employee assigns to the Company all rights of use to copyrighted works acquired in the course of his work for the Company. Together with this assignment, the Company is granted the moral rights of the author, which may be exercised for the purposes of exploiting the assigned rights. In particular, the

Company is authorized to alter or amend the work product and to decide if, when and under what name the work products should be used.

The provisions of this clause continue to apply even after the Employment has ended.

14. Non-Compete and Non-Solicitation

The Parties hereby confirm that the Employee, in his position as Senior Vice President and General Manager Europe, will not only gain insights into the circle of customers as well as the manufacturing and business secrets of the Company, but that he also decisively forms them. The Parties acknowledge that the competing use of such knowledge by the Employee could cause considerable harm to the Company.

Therefore, the Employee shall for a period of 12 months after the end of the Employment, refrain from engaging in any activity directly or indirectly competing with the Company and its affiliates in Europe in their field of activities.

In particular, the Employee agrees that he will not:

— be partially or fully employed by or independently render services or advise a business that develops, produces, distributes or offers the same or similar products and | or services as the Company and its affiliates or that advises on such products and | or services.

— directly or indirectly engage or invest in or establish any such business; and

— solicit, interfere with or endeavor to entice away from the Company or its affiliates any person who is employed by the Company or its affiliates.

The Company retains the right to request the Employee to immediately cease any breach of these non-compete and non-solicitation covenants and may seek court orders, including interim orders, prohibiting such breaches.

In case of any breach of the obligations stipulated in this section 14, the Employee shall pay a contractual penalty in the amount of CHF 30,000 per breach. Nothing contained herein shall prevent the Company from seeking specific performance (*Realvollstreckung*) of the Employee's obligations and from seeking compensation for any damages in excess payable hereunder.

15. Additional Provisions

The Employee is aware of the following documents (the **Documents**) and accepts they will be provided to him before or on his first day of employment

— Expense reimbursement regulations

— Accident insurance regulations (UVG)

— Daily sickness benefits insurance regulations (KTG)

— Pension fund regulations (BVG)

— Company Code of Conduct

16. Amendments

Any amendments to this Employment Agreement shall be made in writing in order to have legal effect. The Company reserves the right to unilaterally change or amend the Documents at any time.

17. Entire Agreement

This Employment Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written offers, assurances or agreements of the Parties relating hereto. In the event of a conflict between this Employment Agreement and the existing policies and practices, the terms of this Employment Agreement shall prevail.

18. Governing Law

This Employment Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

19. Jurisdiction

All disputes arising out of or in connection with this Employment Agreement shall be subject to the jurisdiction of the courts of the domicile of the defendant or the Employee's ordinary place of work.

This Employment Agreement has been executed in two (2) originals.

[*signatures on the next page*]

For the Company 07 January 2022

DocuSigned by:
Krish Krishnan
D0DBCD062B7B492

Name: Krish Krishnan
Function: CEO

DocuSigned by:
Kathryn Romano
9FB22765906540D...

Name: Kathryn Romano
Function: CAO

The Employee

DocuSigned by:
Laurent Goux
7C6CDAC0710E41D...

Laurent Goux 07 January 2022